10F-3 Report
CGCM International Equity Fund
	3/1/2016		through	8/31/2016

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
LINE Corporation	Schroders	7/11/2016	JP Morgan	35,000,000	3,874	32.84